UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 9, 2009
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On June 9, 2009, Joe Drake, the Co-Chief Operating Officer and President, Motion Picture Group, of Lions Gate Entertainment Corp. (the “Company”), entered into a written stock sales plan (the “Plan”) in accordance with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding securities transactions.
Under the Plan, a broker not affiliated with the Company will sell an aggregate of 500,000 common shares over a six-month period ending in October 2009. The number of shares to be sold under the Plan will be made at specific market prices and subject to specific limitations. The shares are being sold to cover transaction-related expenses and anticipated taxes resulting from the issuance of shares to Mr. Drake related to the purchase of Mandate Pictures, LLC by the Company on September 10, 2007, and as a part of Mr. Drake’s long-term asset diversification and estate planning strategy.
Rule 10b5-1 plans permit individuals who are not in possession of material non-public information to establish pre-arranged plans to buy or sell company stock. These plans can minimize the market effect of insider purchases or sales by spreading these purchases or sales over a more extended period. Additionally, insiders can gradually diversify their investment portfolios and can avoid concerns about whether they had material, non-public information when they sold stock.
Specific sales transactions under the Plan will be disclosed publicly as required by applicable securities laws.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2009	LIONS GATE ENTERTAINMENT CORP.
/s/ James Keegan
James Keegan
Chief Financial Officer